UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   DAVIES, ROBERT M.
   3513 CONCORD PIKE - SUITE 3527
   WILMINGTON, DE  19803
   USA
2. Issuer Name and Ticker or Trading Symbol
   OAKHURST COMPANY, INC.
   (OAKC)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   JANUARY 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President & CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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COMPANY STOCK OPTION  |$0.875  |01/13|A   |V|50,000     |A  |(1)  |01/13|COMMON STOCK|50,000 |N/A    |50,000      |D  |            |
                      |        |/98  |    | |           |   |     |/08  |            |       |       |            |   |            |
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COMPANY STOCK OPTION  |$0.875  |01/13|A   |V|100,000    |A  |(2)  |01/13|COMMON STOCK|100,000|N/A    |100,000     |D  |            |
                      |        |/98  |    | |           |   |     |/08  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) This option becomes exercisable in full on May 27, 1998.
(2) (1) This option becomes exercisable at the earlier to occur of (i) a change in control of the Company; (ii) the achievement of a substantial realization of the value of the Corporation's net operating loss carryforwards; or (iii) the ninth anniversary of the grant date.
SIGNATURE OF REPORTING PERSON
ROBERT M. DAVIES
DATE
FEBRUARY 13, 1998